Exhibit 99

MATRIX SERVICE COMPANY ANNOUNCES STRONG SECOND QUARTER RESULTS AND INCREASES FISCAL 2014 REVENUE AND EARNINGS GUIDANCE

•	Matrix Service Company closed on its acquisition of Kvaerner North American Construction

•	Quarterly revenues of $311.0 million were a record and increased by 40.5% over the prior year

•	Second quarter fully diluted earnings per share was $0.38 compared to $0.21 in the same period a year earlier

•	Record backlog of $882.6 million on project awards of $278.8 million and acquired backlog of $242.0 million

TULSA, OK – February 5, 2014 – Matrix Service Company (Nasdaq: MTRX) today reported its financial results for the second quarter and six months ended December 31, 2013. The trend of strong revenue, earnings and backlog growth continued in the second quarter of fiscal 2014 with quarterly revenues of $311.0 million, $0.38 of earnings per fully diluted share and period end backlog of $882.6 million.
Impact of Previously Announced Acquisition to Earnings
As previously announced, on December 21, 2013 the Company completed the acquisition of Kvaerner North American Construction, a premier provider of capital construction and maintenance services to power generation, integrated iron and steel, and industrial process facilities in North America. Since this acquisition occurred late in the fiscal quarter, acquisition related revenues and earnings were not significant. However, the Company recorded a charge to selling, general and administrative costs of $2.0 million for transaction related fees.
John Hewitt, President and CEO of Matrix Service Company said, "Our second quarter results are visible indications of the progress we are achieving toward our strategic plan and the hard work of our talented employees, which is clearly demonstrated by our record revenues and improving margins. Our liquidity position remains strong and continues to provide us with the necessary resources to achieve both our short and long-term business objectives. The recent acquisition significantly enhances our capabilities and geographic footprint and will enable us to continue to grow the business, particularly in the Electrical Infrastructure and Industrial segments."
Second Quarter Fiscal 2014 Results
Revenues for the second quarter ended December 31, 2013 were $311.0 million compared to $221.4 million in the same period a year earlier, an increase of $89.6 million, or 40.5%. Net income for the second quarter of fiscal 2014 was $10.3 million, or $0.38 per fully diluted share. In the same period a year earlier, the Company earned $5.4 million, or $0.21 per fully diluted share.
Revenues increased in our Storage Solutions and Industrial segments by $82.9 million and $24.1 million, respectively. Revenues in the Electrical Infrastructure and Oil Gas & Chemical segments declined by $12.9 million and $4.5 million, respectively. Strong project execution enabled the Company to achieve a fiscal 2014 gross margin of 11.0% despite a Storage Solutions project charge of $4.4 million, which reduced margins by 1.5%. Gross margins were 10.1% in the second quarter of fiscal 2013. Consolidated gross profit was $34.2 million in the second quarter of fiscal 2014 compared to $22.3 million in the same period a year earlier due to higher revenues and higher gross margins. Selling, general and administrative costs were $19.3 million, in the second quarter of fiscal 2014 compared to $13.6 million in the same period a year earlier. Acquisition related expenses of $2.0 million increased selling, general and administrative costs as a percent of revenue by 0.6% to 6.2% in fiscal 2014 compared to 6.1% in the same period a year earlier.
Six Month Fiscal 2014 Results
Revenues for the six months ended December 31, 2013 were $537.2 million compared to $431.0 million in the same period a year earlier, an increase of $106.2 million, or 24.6%. Net income for the first six months of fiscal 2014 was $16.9 million, or $0.63 per fully diluted share. In the same period a year earlier, the Company earned $10.1 million, or $0.39 per fully diluted share.

Revenues increased in our Storage Solutions and Industrial segments by $86.8 million and $41.8 million, respectively. Revenues in the Electrical Infrastructure and Oil Gas & Chemical segments declined by $13.3 million and $9.1 million, respectively. Strong project execution enabled the Company to achieve a fiscal 2014 gross margin of 11.1% despite a Storage Solutions project charge of $4.0 million, which reduced margins by 0.9%. In the same period a year earlier gross margins were 10.3%. Consolidated gross profit was $59.6 million in the first six months of fiscal 2014 compared to $44.6 million in the same period a year earlier due to higher revenues and higher gross margins. Selling, general and administrative costs were $34.0 million in fiscal 2014 compared to $27.9 million in the same period a year earlier. Acquisition related expenses of $2.0 million increased selling, general and administrative costs as a percent of revenue by 0.4% to 6.3% in fiscal 2014 compared to 6.5%, in the same period a year earlier.
Backlog
Backlog at December 31, 2013 totaled $882.6 million, an increase of $255.9 million, or 40.8%, compared to the backlog at June 30, 2013 of $626.7 million, and increased $209.8 million, or 31.2%, compared to September 30, 2013 backlog of $672.8 million. Project awards totaled $278.8 million and $551.1 million in the three and six months ended December 31, 2013. Backlog at December 31, 2013 also includes acquired backlog of $242.0 million.
Income Tax Expense
The effective tax rates in the three and six months ended December 31, 2013 was 28.4% and 32.2%, respectively. The rates were lower than the comparable periods in the prior year primarily due to a revision to the estimated benefit of the federal R&D tax credit available to the Company.
Financial Position
The net purchase price of Kvaerner North American Construction was $51.4 million and was funded with cash on hand and $15.0 million in borrowings under the the senior credit facility. At December 31, 2013, the Company’s cash balance was $73.3 million. The cash balance along with availability under the senior credit facility gives the Company liquidity of $162.0 million.
Earnings Guidance
The Company is increasing its fiscal 2014 revenue guidance to between $1.20 billion and $1.25 billion and its earnings per fully diluted share guidance to between $1.15 and $1.30.

Conference Call Details
In conjunction with the earnings release, Matrix Service Company will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 11:00 a.m. (Eastern) / 10:00 a.m. (Central) on Thursday, February 6, 2014 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at matrixservicecompany.com on the Investors’ page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
About Matrix Service Company
Matrix Service Company provides engineering, fabrication, construction and repair and maintenance services to the Electrical Infrastructure, Oil Gas & Chemical, Storage Solutions and Industrial markets.
The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities throughout the United States and Canada.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release.
For more information, please contact:
Matrix Service Company
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Matrix Service Company
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Revenues	$310,998	$221,436	$537,215	$431,044
Cost of revenues	276,848	199,103	477,589	386,467
Gross profit	34,150	22,333	59,626	44,577
Selling, general and administrative expenses	19,333	13,561	34,047	27,881
Operating income	14,817	8,772	25,579	16,696
Other income (expense):
Interest expense	(351)	(217)	(574)	(400)
Interest income	8	12	13	20
Other	(68)	(7)	(156)	50
Income before income tax expense	14,406	8,560	24,862	16,366
Provision for federal, state and foreign income taxes	4,095	3,124	7,999	6,246
Net income	$10,311	$5,436	$16,863	$10,120
Less: Net income attributable to noncontrolling interest	5	—	5	—
Net income attributable to Matrix Service Company	$10,306	$5,436	$16,858	$10,120

Basic earnings per common share	$0.39	$0.21	$0.64	$0.39
Diluted earnings per common share	$0.38	$0.21	$0.63	$0.39
Weighted average common shares outstanding:
Basic	26,245	25,939	26,180	25,863
Diluted	26,884	26,204	26,772	26,172

Matrix Service Company
Consolidated Balance Sheets
(In thousands)

	December 31, 2013	June 30, 2013
Assets
Current assets:
Cash and cash equivalents	$73,292	$63,750
Accounts receivable, less allowances (December 31, 2013— $82 and June 30, 2013—$795)	161,502	140,840
Costs and estimated earnings in excess of billings on uncompleted contracts	92,212	73,773
Deferred income taxes	7,458	5,657
Inventories	3,193	2,988
Income taxes receivable	2,709	3,032
Other current assets	5,981	6,234
Total current assets	346,347	296,274
Property, plant and equipment at cost:
Land and buildings	31,075	29,649
Construction equipment	78,115	69,998
Transportation equipment	41,214	34,366
Office equipment and software	20,900	18,426
Construction in progress	11,376	9,080
	182,680	161,519
Accumulated depreciation	(95,868)	(90,218)
	86,812	71,301
Goodwill	67,122	30,836
Other intangible assets	31,091	7,551
Other assets	4,535	4,016
Total assets	$535,907	$409,978

Matrix Service Company
Consolidated Balance Sheets (continued)
(In thousands, except share data)

	December 31, 2013	June 30, 2013
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$115,894	$68,961
Billings on uncompleted contracts in excess of costs and estimated earnings	95,773	62,848
Accrued wages and benefits	23,894	21,919
Accrued insurance	7,751	7,599
Other accrued expenses	3,619	3,039
Total current liabilities	246,931	164,366
Deferred income taxes	7,643	7,450
Borrowings under senior credit facility	23,191	—
Total liabilities	277,765	171,816
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of December 31, 2013, and June 30, 2013	279	279
Additional paid-in capital	117,043	118,190
Retained earnings	158,285	141,427
Accumulated other comprehensive income	52	227
	275,659	260,123
Less: Treasury stock, at cost— 1,549,518 shares as of December 31, 2013, and 1,779,593 shares as of June 30, 2013	(18,222)	(21,961)
Total Matrix Service Company stockholders’ equity	257,437	238,162
Noncontrolling interest	705	—
Total stockholders' equity	258,142	238,162
Total liabilities and stockholders’ equity	$535,907	$409,978

Matrix Service Company

Results of Operations

(In thousands)

	Three Months Ended		Six Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Gross revenues
Electrical Infrastructure	$37,180	$50,123	$70,057	$83,393
Oil Gas & Chemical	62,121	66,635	124,913	133,732
Storage Solutions	180,655	98,183	289,201	203,601
Industrial	31,130	7,033	53,821	12,008
Total gross revenues	$311,086	$221,974	$537,992	$432,734
Less: Inter-segment revenues
Electrical Infrastructure	$—	$—	$—	$—
Oil Gas & Chemical	10	—	307	—
Storage Solutions	78	538	470	1,690
Industrial	—	—	—	—
Total inter-segment revenues	$88	$538	$777	$1,690
Consolidated revenues
Electrical Infrastructure	$37,180	$50,123	$70,057	$83,393
Oil Gas & Chemical	62,111	66,635	124,606	133,732
Storage Solutions	180,577	97,645	288,731	201,911
Industrial	31,130	7,033	53,821	12,008
Total consolidated revenues	$310,998	$221,436	$537,215	$431,044
Gross profit (loss)
Electrical Infrastructure	$3,854	$6,629	$7,184	$11,335
Oil Gas & Chemical	6,686	8,045	14,217	15,912
Storage Solutions	19,788	7,748	32,625	17,717
Industrial	3,822	(89)	5,600	(387)
Total gross profit	$34,150	$22,333	$59,626	$44,577
Operating income (loss)
Electrical Infrastructure	$860	$3,696	$2,160	$6,015
Oil Gas & Chemical	2,407	3,927	5,670	7,702
Storage Solutions	10,760	1,550	16,592	4,999
Industrial	790	(401)	1,157	(2,020)
Total operating income	$14,817	$8,772	$25,579	$16,696

Backlog
We define backlog as the total dollar amount of revenues that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•	fixed-price awards;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts and other established arrangements, we include only the amounts that we expect to recognize into revenue over the next 12 months. For all other arrangements, we calculate backlog as the estimated contract amount less revenues recognized as of the reporting date.
Three Months Ended December 31, 2013
The following table provides a summary of changes in our backlog for the three months ended December 31, 2013:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of September 30, 2013	$97,087	$118,920	$382,001	$74,809	$672,817
Backlog acquired	123,492	2,825	—	115,723	242,040
Net awards	29,096	82,729	152,056	14,890	278,771
Revenue recognized	(37,180)	(62,111)	(180,577)	(31,130)	(310,998)
Backlog as of December 31, 2013	$212,495	$142,363	$353,480	$174,292	$882,630
Six Months Ended December 31, 2013

The following table provides a summary of changes in our backlog for the six months ended December 31, 2013:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of June 30, 2013	$103,520	$120,138	$319,718	$83,361	$626,737
Backlog acquired	123,492	2,825	—	115,723	242,040
Net awards	55,540	144,006	322,493	29,029	551,068
Revenue recognized	(70,057)	(124,606)	(288,731)	(53,821)	(537,215)
Backlog as of December 31, 2013	$212,495	$142,363	$353,480	$174,292	$882,630